                                                                    EXHIBIT 99.1


(TBC CORPORATION LOGO)                 NEWS RELEASE



    4770 HICKORY HILL ROAD 38141 - BOX 18342 MEMPHIS, TENNESSEE 38181-0342 -
                     PHONE 901/363-8030 - FAX 901/541-3639

     For Further Information Contact:
     TBC Corporation                                Investors:
     Thomas W. Garvey                               Brod Group
     Executive V.P. & Chief Financial Officer       Betsy Brod/Jonathan Schaffer
     (901) 363-8030                                 (212) 750-5800


                   TBC CORPORATION SIGNS DEFINITIVE AGREEMENT
                  TO ACQUIRE NATIONAL TIRE & BATTERY FROM SEARS

  - DEAL WILL ADD 226 RETAIL LOCATIONS WITH ANNUAL REVENUES IN EXCESS OF $425 MILLION
  - TOTAL STORE COUNT INCREASES 25% TO 1,144 LOCATIONS
  - TBC TO ENTER SEVERAL NEW MAJOR METROPOLITAN MARKETS
  - TRANSACTION EXPECTED TO BE ACCRETIVE TO TBC'S EARNINGS IN 2004

MEMPHIS, TN - SEPTEMBER 22, 2003 - TBC CORPORATION (NASDAQ: TBCC), one of the nation's largest marketers of automotive replacement tires, today announced that it has entered into a definitive agreement to acquire National Tire & Battery ("NTB") from Sears, Roebuck and Co. (NYSE: S). NTB, through its 226 retail tire and automotive centers in 20 states, currently generates annual revenues in excess of $425 million. TBC will pay approximately $225 million in cash for NTB through debt financing arranged by JPMorgan. The transaction, which is subject to approval under the Hart-Scott-Rodino Act as well as other customary closing conditions, is expected to be completed by the end of this year.

TBC, the nation's largest independent tire retailer, will grow to 1,144 locations with the addition of the NTB stores. The acquired stores will be integrated into TBC's Tire Kingdom company-operated retail store network, which currently has 357 locations. TBC also has 561 franchised tire and automotive service centers under the "Big O Tires" name.

Larry Day, TBC President and CEO, stated, "The acquisition of NTB enables us to expand our national footprint by 25% with the addition of strong, profitable retail locations in many attractive markets where we currently do not operate. With the purchase of NTB, we will make a strong entrance into the Texas market with 36 stores in Dallas, Houston and Austin as well as into Illinois with 19 locations in the greater Chicago area. In addition, we will enter several other new major metropolitan markets with a significant store base, including Birmingham, Boston, Kansas City, Philadelphia and Pittsburgh. We will also strengthen our existing retail presence in the Washington, D.C. metropolitan area as well as in the Cleveland and Columbus, Ohio markets."


                                    - more -

Mr. Day continued, "During the past several years, NTB has been actively engaged in improving store productivity and profitability by closing underperforming stores, tightening expense controls and focusing on higher margin product assortments. While TBC will profit from those initiatives, we believe there are many other benefits that can be realized through the integration of these stores into our Tire Kingdom retail network. This transaction provides an excellent avenue to increase our volume of private brand tires, which are not currently sold by NTB, as well as significant opportunities to expand the level of mechanical services. In addition, this acquisition will strengthen our vendor relationships and will enable us to more effectively leverage our operating costs."

Mr. Day concluded, "We are excited about the opportunities for growth and enhanced profitability that this acquisition provides. Unlike our previous acquisitions, NTB has no stand-alone infrastructure, so we anticipate that it will take six to eight months to ensure a seamless transition of distribution and store support functions away from Sears and into the Tire Kingdom network. Our team has successfully integrated other retail chains, and we have confidence in our ability to assimilate the acquired stores into our existing operations. Our plan is in place, and we look forward to realizing the operating synergies inherent in this transaction."

Based on current projections, TBC reiterates its earnings guidance for 2003 in the range of $1.40 to $1.45 and expects the NTB acquisition to be accretive to 2004 earnings. TBC will provide further guidance after the final structure of the debt financing is determined and the transaction is completed.

TBC Corporation will host a conference call at 10:45 a.m. Eastern time / 9:45 a.m. Central time on Monday, September 22, 2003 to discuss the agreement to acquire NTB. For analysts and others wishing to participate in the call, the phone number is (913) 981-5532 and the confirmation/pass code is 328828. A live Webcast of the conference call will be available by visiting the Company's Web site, www.tbccorp.com. The Webcast will be archived at TBC's Web site until October 22, 2003.

ABOUT TBC: TBC Corporation is one of the nation's largest marketers of automotive replacement tires through a multi-channel strategy. The Company's retail operations include company-operated retail centers under the "Tire Kingdom" and "Merchant's Tire & Auto Centers" brands and franchised retail tire stores under the "Big O Tires" brand. TBC markets on a wholesale basis to regional tire chains and distributors serving independent tire dealers throughout the United States and in Canada and Mexico. The Company's proprietary brands of tires have a longstanding reputation for quality, safety and value.




                                    - more -

TBC CORPORATION SAFE HARBOR STATEMENT

This document contains "forward-looking statements," as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding expectations for future financial performance, which involve uncertainty and risk. It is possible that the Company's future financial performance may differ from expectations due to a variety of factors including, but not limited to: changes in economic and business conditions in the world; increased competitive activity; consolidation within and among both competitors, suppliers and customers; unexpected changes in the replacement tire market; the Company's inability to attract as many new franchisees or open as many distribution outlets as stated in its goals; changes in the Company's ability to identify and acquire additional companies in the replacement tire industry and the failure to achieve synergies or savings anticipated in such acquisitions; fluctuations in tire prices charged by manufacturers, including fluctuations due to changes in raw material and energy prices, changes in interest and foreign exchange rates; the cyclical nature of the automotive industry and the loss of a major customer or program. It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected. The Company makes no commitment to update any forward-looking statement included herein, or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement. Additional information on factors that could potentially affect the Company or its financial results may be found in the Company's filings with the Securities and Exchange Commission.




                                     - end -